Exhibit 23

Consent of Independent Auditors

The Board of Directors and Shareholders

Trans World Entertainment Corporation:

We consent to incorporation by reference in the registration statements (Nos. 33-14572, 33-40399, 33-51094, 33-51516, 33-59319, 333-75231, 333-81685 and 333-101532) on Form S-8 pertaining to the Trans World Music Corp. 1986 Incentive and Non-Qualified Stock Option Plan, the Trans World Music Corp. 1990 Stock Option Plan for Non-Employee Directors, the Trans World Entertainment Corp. 1994 Stock Option Plan, the Camelot Music Holdings, Inc. 1998 Stock Option Plan, the Camelot Music Holdings, Inc. Outside Directors Stock Option Plan, the Trans World Entertainment Corp. 1998 Stock Option Plan, the Trans World Entertainment Corp. 1999 Stock Option Plan, and the Trans World Entertainment Corporation 2002 Stock Option Plan of our report dated March 19, 2004, relating to the consolidated balance sheets of Trans World Entertainment Corporation and subsidiaries as of January 31, 2004, and February 1, 2003, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the fiscal years in the three-year period ended January 31, 2004, which report appears in the Annual Report on Form 10-K of Trans World Entertainment Corporation and subsidiaries for the fiscal year ended January 31, 2004.

Our report dated March 19, 2004 contains an explanatory paragraph that states that the Company changed its methods of accounting for goodwill and vendor allowances effective February 3, 2002.

Albany, New York

April 14, 2004